       SHAREHOLDER AND ADMINISTRATIVE  SERVICES AGREEMENT


                            BETWEEN


                 ADVANTUS ENTERPRISE FUND, INC.


                              AND


           THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY

       SHAREHOLDER AND ADMINISTRATIVE SERVICES AGREEMENT

          AGREEMENT made as of the 23rd of July, 1998, by and between Advantus Enterprise Fund, Inc., a Minnesota corporation, having its principal office and place of business at 400 Robert Street North, St. Paul, Minnesota, 55101, (the "Fund"), The Minnesota Mutual Life Insurance Company, a Minnesota corporation having its principal office and place of business at 400 Robert Street North, St. Paul, Minnesota, 55101, ("MML") and Advantus Capital Management, Inc., a Minnesota corporation, having its principal office and place of business at 400 Robert Street North, St. Paul, Minnesota 55101, (the "Adviser").

          WHEREAS, the Fund is in the process of contracting with First Data Investor Services Group, Inc., a Massachusetts corporation (the "Transfer Agent"), to provide customary transfer agent services to the Fund; and

          WHEREAS, the Fund has reserved certain shareholder servicing tasks and responsibilities ("Shareholder Services") which are to be performed by MML rather than the Transfer Agent; and

          WHEREAS, the Fund has further reserved certain accounting, auditing, legal and other administrative tasks and responsibilities ("Administrative Services") to be performed by MML; and

          WHEREAS, the Fund desires to appoint MML as its Shareholder Services agent and agent in connection with certain other Administrative Services, and MML desires to accept such appointment;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1   TERMS OF APPOINTMENT AND DUTIES OF MML

            1.01 Subject to the terms and conditions set forth in this Agreement, and in accordance with procedures established from time to time by agreement between the Fund and MML, MML hereby agrees to provide the following Administrative Services:

            (a) Register or qualify, and maintain the
                registrations or qualifications, of the Fund and its common stock ("Shares") under state or other securities laws;

            (b) Calculate the Fund's net asset value per
                Share at such times and in such manner as specified in the Fund's current prospectus and statement of additional information and at such other times as the parties hereto may from time to time agree upon;

            (c) Upon the Fund's distribution of dividends and
                capital gains, calculate the amount of such dividends and capital gains to be received per Share and calculate the number of additional Shares to be received by each Shareholder, other than any shareholder who has elected to receive such dividends and capital gains in cash;

            (d) Prepare and maintain all accounting records
                required by the Fund, including a general ledger;

            (e) Prepare the Fund's annual and semi-annual
                financial statements;

            (f) Prepare and file the Fund's income, excise
                and other tax returns;

            (g) Provide audit assistance in conjunction with
                the Fund's independent auditors;

            (h) Provide such legal services as the parties
                hereto may from time to time agree upon, including without limitation preparation and filing with the Securities and Exchange Commission of the annual or more frequent post-effective amendments to the Fund's registration statement and the Fund's proxy materials; and

            (i) Provide such other Administrative Services as
                the parties hereto may from time to time agree upon.

            1.02 As Shareholder Services agent, MML agrees to provide or perform the following Shareholder Services in accordance with procedures established from time to time by agreement between the Fund and MML:

        (a) Receive telephone redemption requests, telephone redemption directions, wire order purchase requests and telephone transfer instructions, and deliver such requests, directions and instructions together with other appropriate information, to the Transfer Agent;

         (b) Provide customer service representatives to respond to telephone inquiries relating to the Fund from customers, shareholders and/or registered representatives and forward any pertinent information, including without limitation instructions pertaining to any periodic investment plan, periodic withdrawal plan or other plan set out in the currently effective prospectus, or requests to the Transfer Agent. MML shall transmit electronically, via U.S. mail or any other delivery means MML determines to be suitable, any Shareholder or account transaction instructions received, to the Transfer Agent in a timely fashion; and

         (c) MML will calculate any minimum required distribution amounts for plans qualified under
                Section 401(a) or 408 of the Internal Revenue Code, as that term is defined under the Code or delegate such responsibility to a suitable agent, with the Fund's approval.


Article 2    ADDITIONAL DUTIES

             2.01 MML shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, MML agrees that all such records prepared or maintained by MML relating to the services to be performed by MML hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

             2.02 MML and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required be law.

             2.03 MML will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund in case of any requests or demands for the inspection of Shareholder records. MML reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.


Article 3   FEES AND EXPENSES

            3.01 For Shareholder Services performed by MML pursuant to this agreement, the Adviser will pay MML an annual account servicing fee as agreed by Adviser and MML. In addition to the fees the Adviser will reimburse MML for out-of-pocket expenses or advances incurred by MML. Such fees, out-of-pocket expenses and advances may be changed from time to time subject to mutual agreement between the Adviser and MML.

            3.02 For Administrative Services performed by MML pursuant to this agreement, the Fund will pay MML a monthly Administrative Services Fee as set forth in Schedule A. In addition to the fees the Fund will reimburse MML for out-of-pocket expenses or advances incurred by MML. Such fees, out-of-pocket expenses and advances may be changed from time to time subject to mutual written agreement between the Fund and MML.

Article 4   REPRESENTATIONS AND WARRANTIES OF MML

            MML represents and warrants to the Fund that:

            4.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Minnesota.

            4.02 It is duly qualified to carry on its business in the State of Minnesota

            4.03 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

            4.04 It agrees to obtain and maintain, all regulatory licensing as may be required of it, if any, under this Agreement.

Article 5   REPRESENTATIONS AND WARRANTIES OF THE FUND

            The Fund represents and warrants to MML that:

            5.01 It is a corporation duly organized and existing and in good standing under the laws of Minnesota.

            5.02 It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

            5.03 All corporate proceedings required by said Articles of Incorporation and Bylaws have been taken to authorize it to enter into and perform this Agreement.

            5.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940.

            5.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

Article 6   INDEMNIFICATION

            6.01 MML shall not be responsible for, and the Fund shall indemnify and hold MML harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

            (a) All actions of MML or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith without negligence or willful misconduct.

            (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

            (c) The reliance on or use by MML or its agents or subcontractors of information, records and documents which (i) are received by MML or is agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

            (d) The reliance on, or the carrying out by MML or its agents or subcontractors of any instructions or requests of the Fund.

            (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

            6.02 MML shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by MML as a result of MML's lack of good faith, negligence or willful misconduct, or MML's refusal or failure to comply with the terms of this Agreement, or which arise out of the breach of any representation or warranty of MML hereunder.

            6.03 At any time MML may apply to any officer of the Fund for instructions, and may consult with legal counsel to the Fund with respect to any matter arising in connection with the services to be performed by MML under this Agreement, and MML and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good-faith reliance upon such instructions or upon the opinion of such counsel. MML, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided MML or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change or authority of any person, until receipt of written notice thereof from the Fund. MML, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any transfer agent or registrar, or of a co-transfer agent or co-registrar.

            6.04 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, the party shall not be liable for damages to the other parties for any damages resulting from such failure to perform or otherwise from such causes.

            6.05 No party to this Agreement shall be liable to any other party for consequential damages, whether under any provision of this Agreement or for any act or failure to act hereunder.

            6.06 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.


Article 7   TERMINATION OF AGREEMENT

            7.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other party.


Article 8   ASSIGNMENT

            8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

            8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.


Article 9   AMENDMENT

            9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.


Article 10  GOVERNING LAW

            10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Minnesota.

Article 11  ENTIRE AGREEMENT

            11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 12  EFFECTIVE DATE

            12.01 This Agreement shall be effective as of the date agreed to by MML and First Data Investor Services Group, Inc. ("First Data") for the conversion of transfer agent services from MML to First Data, or such other date as selected by management of the Fund.

            IT WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                              ADVANTUS ENTERPRISE FUND, INC.

                              By
                                -----------------------------------------------
                                  William N. Westhoff, President

                              Attest
                                    -------------------------------------------
                                       Frederick P. Feuerherm, Treasurer

                              THE MINNESOTA MUTUAL LIFE
                              INSURANCE COMPANY

                              By
                                -----------------------------------------------
                                  Robert E. Hunstad, Executive Vice President

                              Attest
                                    -------------------------------------------
                                         Dennis E. Prohofsky, Senior Vice
                                     President, General Counsel and Secretary

                              ADVANTUS CAPITAL MANAGEMENT, INC.

                              By
                                -----------------------------------------------
                                     William  N. Westhoff, President

                              Attest
                                    -------------------------------------------
                                    Richard W. Worthing,
                                    Second Vice President - Equity Investments

                           SCHEDULE A

                             to the

       SHAREHOLDER AND ADMINISTRATIVE SERVICES AGREEMENT

                              for

                 ADVANTUS ENTERPRISE FUND, INC.


          Minnesota Mutual shall receive, as compensation for its accounting, auditing, legal and other administrative services pursuant to this Agreement, a monthly fee determined in accordance with the following table:

                      Monthly Administrative
                          Services Fee
                          ------------
                            $3,700.00


          The above monthly fees shall be paid to Minnesota Mutual not later than five days following the end of each calendar quarter in which said services were rendered.




                                       A-1